SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                                (Amendment No. )



                                 CIT Group Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   125581801
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               December 31, 2009
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [x]  Rule 13d-1(b)

          [ ]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)
----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  125581801

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Fairholme Capital Management, L.L.C.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     12,915,038

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     14,321,338

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     14,321,338

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.2%

12.  TYPE OF REPORTING PERSON*

     IA

CUSIP No.  125581801


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Bruce R. Berkowitz

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     12,915,038

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     14,321,338

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     14,321,338

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.2%

12.  TYPE OF REPORTING PERSON*

     IN, HC

CUSIP No.  125581801

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Fairholme Funds, Inc.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Maryland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     12,167,138

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     12,167,138

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     12,167,138

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.1%

12.  TYPE OF REPORTING PERSON*


     IV

CUSIP No.   125581801


Item 1(a).  Name of Issuer:

            CIT Group Inc.
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            505 Fifth Avenue, New York NY 10017
            --------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

            Fairholme Capital Management, L.L.C.
            Bruce R. Berkowitz
            Fairholme Funds, Inc.
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            Fairholme Capital Management, L.L.C.
            4400 Biscayne Boulevard, 9th Floor
            Miami, FL 33137

            Bruce R. Berkowitz
            c/o Fairholme Capital Management, L.L.C.
            4400 Biscayne Boulevard, 9th Floor
            Miami, FL 33137

            Fairholme Funds, Inc.
            c/o Fairholme Capital Management, L.L.C.
            4400 Biscayne Boulevard, 9th Floor
            Miami, FL 33137
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

            Fairholme Capital Management, L.L.C. - Delaware
            Bruce R. Berkowitz - United States of America
            Fairholme Funds, Inc. - Maryland
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

            Common Stock, $0.01 par value
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

            125581801
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [x] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [x]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [x] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

14,321,338 shares of Common Stock of CIT Group Inc. are owned, in the aggregate, by various investment vehicles managed by Fairholme Capital Management, L.L.C. ("FCM") of which 12,167,138 shares are owned by Fairholme Funds, Inc. BecauseBruce Berkowitz, in his capacity as the Managing Member of FCM or as President of Fairholme Funds, Inc., has voting or dispositive power over all shares beneficially owned by FCM, he is deemed to have beneficial ownership of all such shares so reported herein.

While the advisory relationship causes attribution to Bruce Berkowitz, Fairholme Funds, Inc. or FCM of certain indicia of beneficial ownership for the limited purpose of this Schedule 13G, Mr. Berkowitz, Fairholme Funds, Inc. and FCM hereby disclaim ownership of these shares for purposes of interpretations under the Internal Revenue Code of 1986, as amended, or for any other purpose, except to the extent of their pecuniary interest.

     (a) Amount beneficially owned:

         Fairholme Capital Management, L.L.C.: 14,321,338
         Bruce R. Berkowitz: 14,321,338
         Fairholme Funds, Inc.: 12,167,138
         -----------------------------------------------------------------------

     (b) Percent of class:

         Fairholme Capital Management, L.L.C.: 7.2%
         Bruce R. Berkowitz: 7.2%
         Fairholme Funds, Inc.: 6.1%
         -----------------------------------------------------------------------

     (c) Number of shares as to which such person has:

         (i)   Sole power to vote or to direct the vote

               Fairholme Capital Management, L.L.C.: 0
               Bruce R. Berkowitz: 0
               Fairholme Funds, Inc.: 0
               -----------------------------------------------------------------

         (ii)  Shared power to vote or to direct the vote

               Fairholme Capital Management, L.L.C.: 12,915,038
               Bruce R. Berkowitz: 12,915,038
               Fairholme Funds, Inc.: 12,167,138
               -----------------------------------------------------------------

         (iii) Sole power to dispose or to direct the disposition of

               Fairholme Capital Management, L.L.C.: 0
               Bruce R. Berkowitz: 0
               Fairholme Funds, Inc.: 0
               -----------------------------------------------------------------

         (iv)  Shared power to dispose or to direct the disposition of

               Fairholme Capital Management, L.L.C.: 14,321,338
               Bruce R. Berkowitz: 14,321,338
               Fairholme Funds, Inc.: 12,167,138
               -----------------------------------------------------------------

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

         N/A
         -----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

         N/A
         -----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

         N/A
         -----------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to s.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to s.240.13d-1(c) or s.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

         N/A
         -----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

         N/A
         -----------------------------------------------------------------------

Item 10. Certifications.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                  February 16, 2010
                                               -----------------------
                                                        (Date)



                              Fairholme Capital Management, L.L.C.*
                              -----------------------------------------------

                              /s/ Kathryn Battistella (Attorney-in-fact)
                              -----------------------------------------------
                              Name: Kathryn Battistella


                              Bruce R. Berkowitz*
                              -----------------------------------------------

                              /s/ Kathryn Battistella (Attorney-in-fact)
                              -----------------------------------------------
                              Name: Kathryn Battistella


                              Fairholme Funds, Inc.
                              -----------------------------------------------

                              By: Fairholme Capital Management, L.L.C.
                                    Investment Manager

                              /s/ Kathryn Battistella (Attorney-in-fact)
                              -----------------------------------------------
                              Name: Kathryn Battistella

* The Reporting Persons disclaim beneficial ownership in the securities reported herein, except to the extent of his or its pecuniary interest therein.

                                                                       Exhibit A

                                   AGREEMENT

The undersigned agree that this Amendment to Schedule 13G dated February 16, 2010 relating to the Common Stock, $0.01 par value, of CIT Group Inc., shall be filed on behalf of the undersigned.

                              Fairholme Capital Management, L.L.C.
                              -----------------------------------------------

                              /s/ Kathryn Battistella (Attorney-in-fact)
                              -----------------------------------------------
                              Name: Kathryn Battistella


                              Bruce R. Berkowitz
                              -----------------------------------------------

                              /s/ Kathryn Battistella (Attorney-in-fact)
                              -----------------------------------------------
                              Name: Kathryn Battistella


                              Fairholme Funds, Inc.
                              -----------------------------------------------

                              By: Fairholme Capital Management, L.L.C.
                                    Investment Manager

                              /s/ Kathryn Battistella (Attorney-in-fact)
                              -----------------------------------------------
                              Name: Kathryn Battistella

                                                                       Exhibit B

                           LIMITED POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that the undersigned constitutes and appoints Kathryn Battistella, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his capacity as Managing Member of Fairholme Capital Management, LLC, for the sole purpose of signing on his behalf any and all Regulatory Filings under the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Advisers Act of 1940 and any amendments and supplements thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to accomplish the above, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, and may lawfully do or cause to be done by virtue hereof. This Power of Attorney shall continue effective until revoked by me at any time.

Dated this 9th day of February, 2010.


/s/ Bruce R. Berkowitz
--------------------------------
Bruce R. Berkowitz
Fairholme Capital Management, LLC
Managing Member

SK 22146 0001 1070313